  Exhibit 99.01

ACM Research Reports Fourth Quarter and Fiscal Year 2018 Results

FREMONT, California, March 6, 2019 (Globe Newswire) – ACM Research, Inc. (“ACM” or the “Company”) (NASDAQ:ACMR), a provider of single-wafer wet cleaning equipment used by manufacturers of advanced semiconductors, today reported financial results for its fourth quarter and fiscal year ended December 31, 2018.

ACM’s President and Chief Executive Officer Dr. David Wang commented, “Our strong financial performance in 2018 was a result of robust customer demand and crisp execution. We delivered 104% revenue growth, expanded operating margins, and generated $6.9 million in cash flow from operations. In addition to strong financial results, we made significant operating progress in 2018. We ramped production at our second factory, delivered a significant number of first tools, and introduced our newest major platform, the Ultra-C Tahoe.”

Dr. Wang continued, “As we head into 2019, we continue to see solid business momentum. We are committed to achieving our vision of becoming a major player in the semiconductor equipment market, and we look forward to delivering another strong year in 2019.”

Operating Highlights

●
Shipments. Total shipments in 2018 were approximately $95 million, versus $40 million in 2017. Total shipments in the fourth quarter of 2018 were approximately $32 million, versus $13 million in the fourth quarter of 2017, and $32 million in the third quarter of 2018. Total shipments include deliveries for revenue in the quarter, and deliveries of systems awaiting customer acceptance for potential revenue in future quarters.

●
New Production Facility Ramping. More than 40% of fourth quarter output was produced at ACM’s second factory. The second factory adds 50,000 square feet of available floor space to complement the 36,000 square feet at ACM’s initial facility.

●
Ultra-C Tahoe. ACM delivered its first Ultra-C Tahoe evaluation tool in January of 2019. The Ultra-C Tahoe tool incorporates innovative and patented technology to deliver high cleaning performance, but uses 10% or less of the sulfuric acid typically consumed by conventional high temperature single wafer cleaning tools.

Financial Summary

	Three Months Ended December 31,
	GAAP		Non-GAAP(1)
	2018	2017	2018	2017
	(dollars in thousands)
Revenue	$20,848	$17,192	$20,848	$17,192
Gross margin(2)	49.5%	53.4%	49.6%	53.4%
Income from operations(2)	$2,640	$3,765	$3,232	$3,696
Net income attributable to ACM Research, Inc.(2)	$2,286	$3,384	$2,878	$3,315
Basic EPS(2)	$0.14	$0.28	$0.18	$0.28
Diluted EPS(2)	$0.13	$0.25	$0.16	$0.24

	Twelve Months Ended December 31,
	GAAP		Non-GAAP(1)
	2018	2017	2018	2017
	(dollars in thousands)
Revenue	$74,643	$36,506	$74,643	$36,506
Gross margin(2)	46.2%	47.2%	46.2%	47.2%
Income from operations(2)	$6,471	$700	$9,834	$2,323
Net income (loss) attributable to ACM Research, Inc.(2)	$6,574	$(318)	$9,937	$1,305
Basic EPS(2)	$0.42	$(0.05)	$0.63	$0.19
Diluted EPS(2)	$0.37	$(0.05)	$0.55	$0.15

(1)
Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.”

(2)
Non-GAAP financial measures exclude stock-based compensation.

●
Revenue. Revenue for 2018 was $74.6 million, up 104% from 2017, due primarily to an increase in revenue from single-wafer wet cleaning tools. Revenue for the fourth quarter of 2018 was $20.8 million, up 21% from the fourth quarter of 2017, due to an increased volume of tools shipped for revenue, and higher prices associated with these tools.

●
Gross margin. Gross margin for 2018 was 46.2%, versus 47.2% in 2017. Gross margin for the fourth quarter of 2018 was 49.5%, versus 53.4% in 2017. Gross margin was above the range of 40.0% to 45.0% set forth in the Company’s long-term business model. The Company expects gross margin to vary from period to period due to a variety of factors, such as sales volume and product mix.

●
Operating expenses. Operating expenses for fiscal year 2018 were $28.0 million, compared to $16.5 million in fiscal 2017. The increase in operating expenses for 2018 was due to higher R&D spending, sales and marketing expenses, and general and administrative expenses. Operating expenses in the fourth quarter of 2018 were $7.7 million, up from $5.4 million in the fourth quarter of 2017. The increase in operating expenses in the fourth quarter of 2018, versus the fourth quarter of 2017 was due primarily to higher R&D spending.

●
Net income attributable to ACM Research, Inc. Net income for the fiscal year 2018 was $6.6 million, compared to net loss of $0.3 million in fiscal year 2017. Net income in the fourth quarter of 2018 was $2.3 million, compared to $3.4 million in the fourth quarter of 2017.

●
Cash and equivalents at quarter-end were $27.1 million, up from $18.2 million at the end of the third quarter of 2018, and $17.7 million in the fourth quarter of 2017.

Outlook

For fiscal year 2019, the Company expects revenue to be approximately $100 million.

Conference Call Details

A conference call to discuss results will be held on Thursday, March 7, 2019 at 8:00 a.m. Eastern Time (9:00 p.m. China Time). Dial-in details for the call are as follows. Please reference conference ID 8884467.

	Phone Number	Toll-Free Number
United States	+1 (845) 675-0437	+1 (866) 519-4004
Hong Kong	+852 3018 6771	+852 8009 06601
Mainland China	+86 (800) 819 0121
+86 (400) 620 8038
Other International	+65 6713 5090

A recording of the webcast will be available on the investor page of the ACM website at www.acmrcsh.com for one week following the call.

Use of Non-GAAP Financial Measures

ACM presents non-GAAP gross margin, operating income, net income (loss) and basic and diluted earnings per share as supplemental measures to GAAP financial measures regarding ACM Research’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM does not believe is indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

ACM believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM also believes it is in the best interests of investors for ACM to provide this non-GAAP information.

While ACM believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM Research’s consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Information presented in the third paragraph of this press release and under the heading “Outlook” above contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from ACM Research’s expectations based on a number of risks and uncertainties, including but not limited to the following: anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; suppliers may not be able to meet ACM Research’s demands on a timely basis; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for the company's products and in disruption of capital and credit markets; ACM Research’s failure to successfully manage its operations; and trade regulations, currency fluctuations, political instability and war may materially adversely affect ACM due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. ACM cannot guarantee any future results, levels of activity, performance or achievements. ACM expressly disclaims any obligation to update forward-looking statements after the date of this press release.

About ACM Research, Inc.

ACM develops, manufactures and sells single-wafer wet cleaning equipment, which semiconductor manufacturers can use in numerous manufacturing steps to remove particles, contaminants and other random defects, and thereby improve product yield, in fabricating advanced integrated circuits.

© ACM Research, Inc. The ACM logo is a trademark of ACM Research, Inc. All rights reserved. Any other trademarks are the property of their respective owners.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Ralph Fong
+1 (415) 489-2195
ralph@blueshirtgroup.com

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com

ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets

	December 31, 2018	December 31, 2017
	(unaudited)
	(in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$27,124	$17,681
Accounts receivable, less allowance for doubtful accounts of $0 as of December 31, 2018 and $0 as of December 31, 2017	24,608	26,762
Other receivables	3,547	2,491
Inventories	38,764	15,388
Prepaid expenses	1,985	546
Other current assets	-	46
Total current assets	96,028	62,914
Property, plant and equipment, net	3,708	2,340
Intangible assets, net	274	106
Deferred tax assets	1,637	1,294
Investment in affiliates, equity method	1,360	1,237
Other long-term assets	40	-
Total assets	103,047	67,891
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	9,447	5,095
Warrant liability	-	3,079
Accounts payable	16,673	7,419
Advances from customers	8,417	143
Income taxes payable	1,193	44
Other payables and accrued expenses	10,410	6,037
Total current liabilities	46,140	21,817
Other long-term liabilities	4,583	6,217
Total liabilities	50,723	28,034
Commitments and contingencies
Stockholders’ equity:
Common stock – Class A, par value $0.0001: 100,000,000 shares authorized as of December 31, 2018 and 2017. 14,110,315 shares issued and outstanding as of December 31, 2018 and 12,935,546 shares issued and outstanding as of December 31, 2017	1	1
Common stock–Class B, par value $0.0001: 7,303,533 shares authorized as of December 31, 2018 and 2017. 1,898,423 shares issued and outstanding as of December 31, 2018 and 2,409,738 shares issued and outstanding as of December 31, 2017	-	-
Additional paid in capital	56,567	49,695
Accumulated deficit	(3,387)	(9,961)
Accumulated other comprehensive income (loss)	(857)	122
Total stockholders’ equity	52,324	39,857
Total liabilities and stockholders’ equity	$103,047	$67,891

ACM RESEARCH, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

	( In thousands, except share and per share data)		( In thousands, except share and per share data)
Revenue	$20,848	$17,192	$74,643	$36,506
Cost of revenue	10,532	8,019	40,194	19,281
Gross profit	10,316	9,173	34,449	17,225
Operating expenses:
Sales and marketing	1,845	1,881	9,611	5,500
Research and development	4,156	2,062	10,380	5,138
General and administrative	1,675	1,465	7,987	5,887
Total operating expenses, net	7,676	5,408	27,978	16,525
Income (loss) from operations	2,640	3,765	6,471	700
Interest income	9	2	29	9
Interest expense	(134)	(80)	(498)	(277)
Other expense, net	42	(263)	1,255	(794)
Equity income in net income of affiliates	(112)	17	123	37
Income (loss) before income taxes	2,445	3,441	7,380	(325)
Income tax benefit (expense)	(159)	(76)	(806)	(547)
Net income (loss)	2,286	3,365	6,574	(872)
Less: Net income (loss) attributable to non-controlling interests	-	(19)	-	(554)
Net income (loss) attributable to ACM Research, Inc.	$2,286	$3,384	$6,574	$(318)
Comprehensive income (loss)
Net income (loss)	2,286	3,365	6,574	(872)
Foreign currency translation adjustment	98	(20)	(979)	472
Comprehensive income (loss)	2,384	3,345	5,595	(400)
Less: Comprehensive income (loss) attributable to non-controlling interests	-	(22)	-	(369)
Total comprehensive income (loss) attributable to ACM Research, Inc.	$2,384	$3,367	$5,595	$(31)

Net income (loss) attributable to ACM Research, Inc. per common share :
Basic	$0.14	$0.28	$0.42	$(0.05)
Diluted	$0.13	$0.25	$0.37	$(0.05)

Weighted average common shares outstanding used in computing per share amounts:
Basic	16,004,781	12,013,651	15,788,460	6,865,390
Diluted	18,115,071	13,587,443	17,912,105	6,865,390

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

As described under “Use of Non-GAAP Financial Measures” above, ACM presents non-GAAP gross margin, operating income and net income (loss) as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (“SBC”) from the equivalent GAAP financial line items. The following tables reconcile gross margin, operating income and net income (loss) to the related non-GAAP financial measures:

	Three Months Ended December 31,
	2018			2017
	Actual	SBC	Adjusted	Actual	SBC	Adjusted
	(GAAP)	SBC	(Non-GAAP)	(GAAP)	SBC	(Non-GAAP)
	(in thousands)

Revenue	$20,848	$-	$20,848	$17,192	$-	$17,192
Cost of revenue	(10,532)	(27)	(10,505)	(8,019)	(6)	(8,013)
Gross profit	10,316	(27)	10,343	9,173	(6)	9,179
Operating expenses:
Sales and marketing	(1,845)	(5)	(1,840)	(1,881)	(18)	(1,863)
Research and development	(4,156)	(124)	(4,032)	(2,062)	(12)	(2,050)
General and administrative	(1,675)	(436)	(1,239)	(1,465)	105	(1,570)
Income (Loss) from operations	$2,640	$(592)	$3,232	$3,765	$69	$3,696
Net income (loss) attributable to ACM Research, Inc.	$2,286	$(592)	$2,878	$3,384	$69	$3,315

Net income (loss) attributable to ACM Research, Inc. per common share :
Basic	$0.14	$(0.04)	$0.18	$0.28	$0.01	$0.28
Diluted	$0.13	$(0.03)	$0.16	$0.25	$0.01	$0.24

	Twelve Months Ended December 31,
	2018			2017
	Actual	SBC	Adjusted	Actual	SBC	Adjusted
	(GAAP)	SBC	(Non-GAAP)	(GAAP)	SBC	(Non-GAAP)
	(in thousands)

Revenue	$74,643	$-	$74,643	$36,506	$-	$36,506
Cost of revenue	(40,194)	(71)	(40,123)	(19,281)	(21)	(19,260)
Gross profit	34,449	(71)	34,520	17,225	(21)	17,246
Operating expenses:
Sales and marketing	(9,611)	(120)	(9,491)	(5,500)	(53)	(5,447)
Research and development	(10,380)	(255)	(10,125)	(5,138)	(50)	(5,088)
General and administrative	(7,987)	(2,917)	(5,070)	(5,887)	(1,499)	(4,388)
Income (Loss) from operations	$6,471	$(3,363)	$9,834	$700	$(1,623)	$2,323
Net income (loss) attributable to ACM Research, Inc.	$6,574	$(3,363)	$9,937	$(318)	$(1,623)	$1,305

Net income (loss) attributable to ACM Research, Inc. per common share :
Basic	$0.42	$(0.21)	$0.63	$(0.05)	$(0.24)	$0.19
Diluted	$0.37	$(0.19)	$0.55	$(0.05)	$(0.24)	$0.15